Exhibit 99.1

DIAMOND DISCOVERIES AND TRES-OR DRILLS NEW KIMBERLITE DISCOVERY IN QUEBEC TO 252 METRES VERTICAL DEPTH

NEW YORK, June 24/- Diamond Discoveries International Corp. (DMDD:OTCBB) and Tres-Or Resources Ltd.(TSX VENTURE: TRS) are pleased to report that a third drill has been completed in our new kimberlite discovery near Notre Dame du Nord, Quebec to 252 m in kimberlite. The third hole was drilled vertically and intersected kimberlite breccia from beneath overburden at 28.3 m to the end of the hole at 252 m. This new kimberlite body appears to be pipe-like in shape and remains open to the north.

Kimberlite from each phase identified from the first three drill holes in the detailed core logging will be tested for microdiamonds and indicator mineral chemistry. Kimberlite from each phase identified from the first three drill holes in the detailed core logging will be tested for microdiamonds and indicator mineral chemistry. Results of this testing will be reported when available later this summer as stated in previous news releases.

The intersected rock is interpreted as serpentine and calcite kimberlite carrying visually identified pyrope garnet, chrome diopside, phlogopite, and mantle peridotite xenoliths, as well as abundant limestone xenoliths (most less than 10 cm across), some of which carry fossils.

The drill is scheduled to move later this week to test a second target of similar geophysical character located approximately 5 km to the southwest of the new discovery

Diamond Discoveries (Canada) Inc., a wholly owned subsidiary or Diamond Discoveries International Corp., has a Letter of Intent to earn up to a 50% interest in certain of the Notre Dame du Nord, Quebec properties by spending a total of $1,500,000 in exploration. Tres-Or is the project Operator.

Harrison Cookenboo, Ph.D, P.Geo. a consulting geologist and a qualified person by the standards of National Instrument 43-101, has examined the drill core in the field and reviewed the contents of this news release. Dr. Cookenboo is responsible for the design and the implementation of the field programs.

About Diamond Discoveries International Corp.

Diamond Discoveries International Corp. is a U.S. exploration company with executive offices in New York, NY and Toronto, Ontario. Since inception through it’s wholly owned subsidiary Diamond Discoveries (Canada) Inc. it is focused on diamonds, precious and base metal exploration in the province of Quebec.

Forward-Looking Statements

This news release contains discussion of items that may constitute forward-looking statements within the meaning of securities laws that involves risks and uncertainties. Although the company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ materially from expectations include the effects of general economic conditions, actions by government authorities, uncertainties associated with contract negotiations, additional financing requirements, market acceptance of the Company's products and competitive pressures. These factors and others are more fully discussed in company filings with U.S. securities regulatory authorities.

CONTACT INFORMATION:
Diamond Discoveries International Corp.
Dominic Spedaliere LL.B
Investor Relations
dominic@diamonddiscoveries.com
(212)332-8016
(646)461-1726